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Filed under Rule 424(b)(3)
Registration No. 333-123446

BRANDYWINE REALTY TRUST

343,006 Common Shares of Beneficial Interest

          The person identified in this Prospectus, whom we refer to as the “Selling Shareholder,” may use this Prospectus to offer and sell up to 343,006 of our Common Shares of beneficial interest from time to time.  We are registering these Common Shares for offer and sale as required under the terms of a registration rights agreement between the Selling Shareholder and us.  Our registration of the offered Common Shares does not mean that the Selling Shareholder will offer or sell any of the Common Shares.  We will receive no proceeds of any sales of the offered Common Shares by the Selling Shareholder, but we will incur expenses in connection with the offering.

          The Selling Shareholder may sell the offered Common Shares in public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices.  The Selling Shareholder may sell the offered Common Shares directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

          Our Common Shares are listed on the New York Stock Exchange under the trading symbol “BDN.”

          To assist us in qualifying as a real estate investment trust for federal income tax purposes, our Declaration of Trust provides that, without an exemption, no shareholder or group of affiliated shareholders may own more than 9.8% in value of our outstanding Common Shares.

          Investing in the offered Common Shares involves risks.  You should carefully read the risk factors described in this Prospectus and in our Annual Report on Form 10-K filed on March 14, 2005, which is incorporated by reference in this Prospectus.

          You should read this Prospectus, the documents that are incorporated by reference in this Prospectus and any Prospectus supplement carefully before you decide to invest.  You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this document.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 22, 2005

-i-

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ABOUT THIS PROSPECTUS

          This Prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933.  This Prospectus and any accompanying Prospectus supplement do not contain all of the information included in the registration statement.  For further information, we refer you to the registration statement, including its exhibits, filed with the SEC.  Statements contained in this Prospectus and any accompanying Prospectus supplement about the contents of any document are not necessarily complete.  If SEC rules require that a document be filed as an exhibit to the registration statement, please see such document for a complete description of these matters.  You should not assume that the information in this Prospectus or any Prospectus supplement is accurate as of any date other than the date on the front of each document.

          This Prospectus provides you with a general description of the offered Common Shares.  Each time the Selling Shareholder sells any of the offered Common Shares to you, the Selling Shareholder will provide you with this Prospectus and a Prospectus supplement, if applicable, that will contain specific information about the terms of the offering.  The Prospectus supplement also may add, update or change any information contained in this Prospectus.  You should read both this Prospectus and any Prospectus supplement together with additional information described under the heading “Where You Can Find More Information” below.

          As used in this Prospectus and the registration statement on Form S-3 of which this Prospectus is a part, unless the context otherwise requires, references to “Brandywine” refer to Brandywine Realty Trust, a Maryland real estate investment trust, or “REIT”; references to the “Operating Partnership” refer to Brandywine Operating Partnership, L.P., a Delaware limited partnership; and references to “we,” “us,” “our” or similar expressions refer collectively to Brandywine Realty Trust and its consolidated subsidiaries (including the Operating Partnership) unless the context otherwise indicates.

WHERE YOU CAN FIND MORE INFORMATION

          Brandywine files annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549

          You may obtain information on the operation of the SEC’s Public Reference Rooms by calling the SEC at 1-800-SEC-0330.

          The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Brandywine Realty Trust, that file electronically with the SEC.  The address of that site is http://www.sec.gov.  Further, you may inspect reports, proxy statements and other information concerning Brandywine Realty Trust at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

          The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this Prospectus, and information we file later with the SEC will be deemed to automatically update and supersede this information.  We incorporate by reference the documents listed below, which we have previously filed with the SEC and which are considered part of this Prospectus, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (except for information furnished in any such documents).  We also incorporate by reference any filings made under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration

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statement (except for information furnished in any such documents).  These filings contain important information about us.

Report Filed	Date of Filing

Annual Report on Form 10-K for the year ended December 31, 2004 of Brandywine Realty Trust	March 14, 2005
Current Report on Form 8-K of Brandywine Realty Trust	September 3, 2004
Current Report on Form 8-K of Brandywine Realty Trust	February 15, 2005
Current Report on Form 8-K of Brandywine Realty Trust	April 22, 2004
Registration Statement on Form 8-A of Brandywine Realty Trust	October 14, 1997
Registration Statement on Form 8-A of Brandywine Realty Trust	December 29, 2003
Registration Statement on Form 8-A of Brandywine Realty Trust	February 5, 2004

          You can obtain copies of any of the documents incorporated by reference in this document from us or through the SEC or the SEC’s web site described above.  Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this Prospectus.  You may obtain documents incorporated by reference in this document by writing us at the following address or calling us at the telephone number listed below:

BRANDYWINE REALTY TRUST
401 Plymouth Road
Suite 500
Plymouth Meeting, PA  19462
Attention:  General Counsel
Telephone:  (610) 325-5600

          We also maintain a web site at http://www.brandywinerealty.com through which you can obtain copies of documents that we have filed with the SEC.  The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

          Some of the information included or incorporated by reference in this Prospectus contains forward-looking statements, including statements that are not historical or factual. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this paragraph for purposes of complying with these safe harbor provisions. The forward-looking statements include statements regarding our intent, belief or expectations. You can identify these statements by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should” and other comparable terms.  In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments.

          Although forward-looking statements reflect our good faith beliefs and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties.  Actual results may differ materially from the expectations contained in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the risks identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004.

RISK FACTORS

          You should carefully consider the “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 before deciding to invest in our Common Shares.

INFORMATION ABOUT US AND THE SELLING SHAREHOLDER

General

          We, Brandywine Realty Trust, were formed in 1986 as a Maryland real estate investment trust, or REIT.  We are self-administered and self-managed and engage in acquiring, developing, redeveloping, leasing and managing office and industrial properties located predominantly in the Mid-Atlantic region.  We operate in a manner intended to qualify as a REIT under the Internal Revenue Code.

          At December 31, 2004, we owned a portfolio of 222 office properties (excluding two office properties that are held by two consolidated real estate ventures), 24 industrial facilities and one mixed-use property that contained an aggregate of approximately 19.3 million net rentable square feet.  The Properties are located in the office and industrial markets in and surrounding Philadelphia, Pennsylvania, Delaware, New Jersey and Richmond, Virginia.  We own all of our assets through our interest in the Operating Partnership.

          Our executive offices are located at 401 Plymouth Road, Plymouth Meeting, Pennsylvania 19462 and our telephone number is (610) 325-5600.  We have an internet web address at http://www.brandywinerealty.com.  Information included or referred to on our website is not a part of this Prospectus.

Selling Shareholder

          On August 18, 2004, the Operating Partnership entered into a contribution agreement to acquire 100% of the partnership interests in The Rubenstein Company, L.P.  On September 21, 2004, the transaction closed, resulting in our acquisition of interests in a portfolio of 14 office properties for an aggregate purchase price of approximately $600 million.  We paid approximately $10 million of the purchase price through the issuance of 343,006 Class A Units of the Operating Partnership to TRC Associates Limited Partnership (the “Selling Shareholder”).  In addition, we agreed to issue to the Selling Shareholder additional Class A Units (a maximum of $8.0 million at March 1, 2005) if certain of the properties that we acquired in the transaction achieve at least 95% occupancy prior to September 21, 2007.  We may issue the Common Shares covere d by this Prospectus to the Selling Shareholder in exchange for these Class A Units if and to the extent that the Selling Shareholder elects to redeem the Class A Units and we elect to satisfy the redemption through the issuance of Common Shares.  We are not affiliated with the Selling Shareholder.

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          The Class A Units issued in September 2004, and the Class A Units subject to issuance if a leasing target is achieved, were or will be issued in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of such statute.  In the transaction, we agreed to file a registration statement with the SEC covering the resale of the Common Shares issuable to the Selling Shareholder upon the redemption of the Class A units, and to indemnify the Selling Shareholder against claims made against it arising out of, among other things, statements made in the registration statement.  Accordingly, we are registering, and this Prospectus relates to, the offer and sale by the Selling Shareholder of the Common Shares that may be received by the Selling Shareholder upon the redemption, in whole or in part, of the Class A Uni ts issued to it.  The registration of these securities does not necessarily mean that any of these securities will be offered or sold by the Selling Shareholder.  We have agreed to pay all expenses of this registration.  See “Use of Proceeds.”

USE OF PROCEEDS

          We will not receive any proceeds from the sale of the Common Shares covered by this Prospectus.  All of the net proceeds from the sale of the Common Shares will go to the Selling Shareholder.  All costs and expenses incurred in connection with the registration under the Securities Act of the offered Common Shares will be paid by us, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Shareholder and share transfer and other taxes attributable to the sale of the offered shares, which will be paid by the Selling Shareholder.

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DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

          The following paragraphs summarize provisions of Brandywine’s shares of beneficial interest as of the date of this Prospectus.  This summary does not completely describe Brandywine’s shares of beneficial interest.  For a complete description of Brandywine’s shares of beneficial interest, we refer you to Brandywine’s Declaration of Trust and Bylaws, each of which is incorporated by reference in this Prospectus and any accompanying Prospectus supplement.

General

          Brandywine’s Declaration of Trust provides that it is authorized to issue up to 110,000,000 shares of beneficial interest, which we refer to in this Prospectus collectively as “shares,” consisting of 100,000,000 common shares, par value $.01 per share, which we refer to in this Prospectus as Brandywine’s “Common Shares,” and 10,000,000 preferred shares, par value $.01 per share, which we refer to in this Prospectus as Brandywine’s “preferred shares.”  Of the preferred shares, 2,000,000 preferred shares have been designated as 7.50% Series C Cumulative Redeemable Preferred Shares and are referred to in this Prospectus as the Series C Preferred Shares, and an additional 2,760,000 preferred shares have been designated as 7.375% Series D Cumulative Redeemable Preferred Shares and are referred to in this Prospectus as t he Series D Preferred Shares.  As of the date of this Prospectus, 2,000,000 Series C Preferred Shares and 2,300,000 Series D Preferred Shares are issued and outstanding.  Brandywine’s Declaration of Trust generally may be amended by its Board of Trustees, without shareholder approval, to increase or decrease the aggregate number of authorized shares of any class.  The authorized Common Shares and undesignated preferred shares are generally available for future issuance without further action by our shareholders, unless such action is required by applicable law, the rules of any stock exchange or automated quotation system on which our securities may be listed or traded or pursuant to the preferential rights of the Series C Preferred Shares or the Series D Preferred Shares.  Holders of the Series C Preferred Shares and the Series D Preferred Shares have the right to approve certain additional issuances of preferred shares, such as shares that would rank senior t o the Series C Preferred Shares or the Series D Preferred Shares as to distributions or upon liquidation.

          Both Maryland statutory law governing real estate investment trusts organized under Maryland law (the “Maryland REIT Law”) and Brandywine’s Declaration of Trust provide that none of its shareholders will be personally liable, by reason of status as a shareholder, for any of its obligations.  Brandywine’s Bylaws further provide that it will indemnify any shareholder or former shareholder against any claim or liability to which such shareholder may become subject by reason of being or having been a shareholder, and that Brandywine shall reimburse each shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which the shareholder has been made a party by reason of status as such for all reasonable expenses incurred by the shareholder in connection with any such claim or liability.

          Brandywine’s Declaration of Trust provides that, subject to the provisions of any class or series of preferred shares then outstanding and to the mandatory provisions of applicable law, its shareholders are entitled to vote only on the following matters:

•	election or removal of trustees;

•	amendment of the Declaration of Trust (other than an amendment to increase or decrease the aggregate number of authorized shares of any class);

•
a determination by Brandywine to invest in commodities contracts (other than interest rate futures intended to hedge us against interest rate risk), engage in securities trading (as compared to investment) activities or hold properties primarily for sale to customers in the ordinary course of business; and

•	Brandywine’s merger with another entity.

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Except with respect to these matters, no action taken by Brandywine’s shareholders at any meeting shall in any way bind the Board of Trustees.

Shares

     Common Shares of Beneficial Interest

          Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees.  There is no cumulative voting in the election of trustees.  The Common Shareholders vote as a single class.  In the future, Brandywine may issue a series of preferred shares that votes together with the Common Shares as a single class.  Holders of Brandywine’s outstanding preferred shares have voting rights only under limited circumstances and, in such circumstances, vote in a class separate from the holders of Common Shares.  See “Preferred Shares of Beneficial Interest,” below.  Subject to (1) the preferential rights of the Series C Preferred Shares and the Series D Preferred Shares and (2) such preferential rights as may be granted by the Board of Trustees in future issuances of additional series of preferred shares, holders of Common Shares are entitled to such distributions as may be authorized and declared from time to time by the Board of Trustees out of funds legally available therefor.

          Holders of Common Shares have no conversion, exchange or redemption rights or preemptive rights to subscribe to any of our securities.  All outstanding Common Shares are fully paid and nonassessable.  In the event of any liquidation, dissolution or winding-up of our affairs, subject to (1) the preferential rights of the Series C Preferred Shares and the Series D Preferred Shares and (2) such preferential rights as may be granted by the Board of Trustees in future issuances of additional series of preferred shares, holders of Common Shares will be entitled to share ratably in any of Brandywine’s assets remaining after provision for payment of liabilities to creditors.  All Common Shares have equal dividend, distribution, liquidation and other rights.

          Brandywine’s Common Shares are listed on the New York Stock Exchange under the symbol “BDN.”  The transfer agent and registrar for the Common Shares is currently EquiServe Trust Company, N.A.

     Preferred Shares of Beneficial Interest

          Brandywine’s Declaration of Trust authorizes it to issue up to 10,000,000 preferred shares, par value $0.01 per share.  The Declaration of Trust generally may be amended by the Board of Trustees, without shareholder approval, to increase or decrease the aggregate number of authorized shares of any class.  As of the date of this Prospectus, the following preferred shares are outstanding:

•	2,000,000 Series C Preferred Shares; and

•	2,300,000 Series D Preferred Shares.

          The holders of the Series C Preferred Shares and the Series D Preferred Shares do not have voting rights, except (1) with respect to actions which would have a material adverse effect on holders of such shares, or (2) in the event that Brandywine fails to pay quarterly distributions for six or more quarters to the holders of the  Series C Preferred Shares or the Series D Preferred Shares.  If the conditions specified in clause (2) exist, then those holders will have the right, voting together as a single class with any other series of Brandywine’s preferred shares ranking on a parity with the Series C Preferred Shares and the Series D Preferred Shares and upon which like voting rights have been conferred, to elect two additional members to Brandywine’s Board of Trustees.

          If Brandywine issues preferred shares, the shares will be fully paid and non-assessable.  Prior to the issuance of a new series of preferred shares, Brandywine will file, with the State Department of Assessments and Taxation of Maryland, Articles Supplementary that will become part of Brandywine’s Declaration of Trust and that will set forth the terms of the new series.  The prospectus supplement relating to any preferred shares offered thereby will describe the specific terms of the preferred shares, including:

•	the title and stated value;

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•	the number of shares offered, liquidation preference and offering price;

•	the distribution rate, distribution periods and payment dates;

•	the date on which distributions begin to accrue, and, if applicable, accumulate;

•	any auction and remarketing procedures;

•	any retirement or sinking fund requirement;

•	the terms and conditions of any redemption right;

•	the terms and conditions of any conversion or exchange right;

•	any listing of the offered shares on any securities exchange;

•	whether interests in the offered shares will be represented by depositary shares;

•	any voting rights;

•	the relative ranking and preferences of the preferred shares as to distributions, liquidation, dissolution or winding up;

•	any limitations on issuances of any other series of preferred shares ranking senior to or on a parity with the series of preferred shares as to distributions, liquidation, dissolution or winding up;

•	any limitations on direct or beneficial ownership and restrictions on transfer; and

•	any other specific terms, preferences, rights, limitations or restrictions.

Restrictions on Transfer

          In order for Brandywine to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year and shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year).

          Because Brandywine’s Board of Trustees believes it is at present important for it to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, contains provisions that restrict the number of shares that a person may own and that are designed to safeguard Brandywine against an inadvertent loss of REIT status.  In order to prevent any shareholder from owning shares in an amount that would cause more than 50% in value of the outstanding shares to be held by five or fewer individuals, the Board of Trustees, pursuant to authority granted in Brandywine’s Declaration of Trust, has passed a resolution that, subject to certain exceptions, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the outstanding shares.  This limitation is referred to in this Prospectus as the “ownership limit.”  Brandywine’s Board of Trustees, subject to limitations, retains the authority to effect additional increases to, or establish exemptions from, the ownership limit.  The Board of Trustees, pursuant to authority granted in the Declaration of Trust, has passed resolutions that exempt Cohen & Steers Capital Management, Inc. from the ownership limit, on the condition that, and for so long as, such holder complies with certain representations, warranties and agreements intended to ensure that no direct or indirect owner of such holder owns more than 9.8% in value of the outstanding shares.

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          In addition, pursuant to Brandywine’s Declaration of Trust, no purported transfer of shares may be given effect if it would result in ownership of all of the outstanding shares by fewer than 100 persons (determined without any reference to the rules of attribution) or result in Brandywine being “closely held” within the meaning of Section 856(h) of the Code.  These restrictions are referred to in this Prospectus as the “ownership restrictions.”  In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limit or the ownership restrictions, such transfer would be deemed void and such shares automatically would be exchanged for “excess shares” authorized by the Declaration of Trust, according to rules set forth in the Declaration of Trust, to the extent necessary to ensure that the purported transfer or other event does not result in the ownership of shares in violation of the ownership limit or the ownership restrictions.

          Holders of excess shares are not entitled to voting rights (except to the extent required by law), dividends or distributions.  If, after the purported transfer or other event resulting in an exchange of shares for excess shares and prior to the discovery by Brandywine of such exchange, dividends or distributions are paid with respect to shares that were exchanged for excess shares, then such dividends or distributions would be repayable to Brandywine upon demand.  While outstanding, excess shares would be held in trust by Brandywine for the benefit of the ultimate transferee of an interest in such trust, as described below.  While excess shares are held in trust, an interest in that trust may be transferred by the purported transferee or other purported holder with respect to such excess shares only to a person whose ownership of the shares would not violate the ownership limit or the ownership restrictions, at which time the excess shares would be exchanged automatically for shares of the same type and class as the shares for which the excess shares were originally exchanged.  Brandywine’s Declaration of Trust contains provisions that are designed to ensure that the purported transferee or other purported holder of the excess shares may not receive in return for such a transfer an amount that reflects any appreciation in the shares for which such excess shares were exchanged during the period that such excess shares were outstanding.  Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received would be required to be turned over to Brandywine.

          Brandywine’s Declaration of Trust also provides that excess shares shall be deemed to have been offered for sale to Brandywine, or its designee, which shall have the right to accept such offer for a period of 90 days after the later of:  (1) the date of the purported transfer or event which resulted in an exchange of shares for such excess shares; and (2) the date the Board of Trustees determines that a purported transfer or other event resulting in an exchange of shares for such excess shares has occurred if Brandywine does not receive notice of any such transfer.  The price at which Brandywine may purchase such excess shares would be equal to the lesser of:  (1) in the case of excess shares resulting from a purported transfer for value, the price per share in the purported transfer that caused the automatic exchange for such excess shares or, in the case of excess shares resulting from some other event, the market price of such shares on the date of the automatic exchange for excess shares; or (2) the market price of such shares on the date that Brandywine accepts the excess shares.  Any dividend or distribution paid to a proposed transferee on excess shares prior to the discovery by Brandywine that such shares have been transferred in violation of the provisions of the Declaration of Trust shall be repaid to Brandywine upon its demand.  If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at Brandywine’s option, to have acted as Brandywine’s agent and on Brandywine’s behalf in acquiring or holding such excess shares and to hold such excess shares on Brandywine’s behalf.

          Brandywine’s trustees may waive the ownership restrictions if evidence satisfactory to the trustees and its tax counsel or tax accountants is presented showing that such waiver will not jeopardize Brandywine’s status as a REIT under the Code.  As a condition of such waiver, Brandywine’s trustees may require that an intended transferee give written notice to us, furnish such undertakings, agreements and information as may be required by our trustees and/or an undertaking from the applicant with respect to preserving Brandywine’s status.  Any transfer of shares or any security convertible into shares that would create a direct or indirect ownership of shares in excess of the ownership limit or result in the violation of the ownership restrictions will be void with respect to the intended transferee and will result in excess shares as de scribed above.

          Neither the ownership restrictions nor the ownership limit will be removed automatically even if the REIT provisions of the Code are changed so as no longer to contain any ownership concentration limitation or if the ownership concentration limitation is increased.  Except as described above, any change in the ownership restrictions would require an amendment to Brandywine’s Declaration of the Trust.  Amendments to Brandywine’s

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Declaration of Trust generally require the affirmative vote of holders owning not less than a majority of the outstanding shares entitled to vote thereon.  In addition to preserving Brandywine’s status as a REIT, the ownership restrictions and the ownership limit may have the effect of precluding an acquisition of control of Brandywine without the approval of its Board of Trustees.

          All persons who own, directly or by virtue of the applicable attribution provisions of the Code, more than 4.0% of the value of any class of outstanding shares, must file an affidavit with Brandywine containing the information specified in the Declaration of Trust by January 31 of each year.  In addition, each shareholder shall upon demand be required to disclose to Brandywine in writing such information with respect to the direct, indirect and constructive ownership of shares as Brandywine’s trustees deem necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

          The ownership limit could have the effect of delaying, deferring or preventing a transaction or a change in control of Brandywine that might involve a premium price for the Common Shares or otherwise be in the best interest of Brandywine’s shareholders.

PROVISIONS OF MARYLAND LAW AND OF
BRANDYWINE’S DECLARATION OF TRUST AND BYLAWS

          The following paragraphs summarize provisions of Maryland law, Brandywine’s Declaration of Trust and its Bylaws.  These paragraphs are a summary, and do not completely describe Maryland law, the Declaration of Trust or the Bylaws.  For a complete description of each of the foregoing, we refer you to the Maryland statutes applicable to REITs, and Brandywine’s Declaration of Trust and Bylaws.

Duration

          Under Brandywine’s Declaration of Trust, Brandywine has a perpetual term of existence and will continue perpetually subject to the authority of its Board of Trustees to terminate its existence and liquidate its assets and subject to termination pursuant to the Maryland REIT Law.

Board of Trustees

          Brandywine’s Declaration of Trust provides that the number of its trustees shall not be less than three nor more than 15.  Any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a majority of the trustees.

          Brandywine’s trustees generally will each serve for a one-year term.  In the event that Brandywine fails to pay quarterly distributions for six or more quarters to the holders of the Series C Preferred Shares and the Series D Preferred Shares, those holders will have the right, voting together as a single class with any other series of Brandywine’s preferred shares ranking on a parity with the Series C Preferred Shares and the Series D Preferred Shares and upon which like voting rights have been conferred, to elect two additional members to the Board of Trustees.  See “Description of Shares of Beneficial Interest – Preferred Shares of Beneficial Interest.”

          Brandywine’s Declaration of Trust generally provides that a trustee may be removed from office only at a meeting of shareholders.  However, a trustee elected solely by holders of a series of preferred shares may be removed only by the affirmative vote of a majority of the preferred shares of that series voting as a single class.

Business Combinations

          Under Maryland law, as applicable to Maryland real estate investment trusts, certain “business combinations” (including certain mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland real estate investment trust and an “interested shareholder” or an affiliate of the interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder.  An interested shareholder includes a

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person who beneficially owns, and an affiliate or associate (as defined under Maryland law) of the trust who, at any time during the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the trust’s then outstanding voting shares.  Thereafter, any such business combination must be recommended by the trustees of such trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group; and

•
two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or by the interested shareholder’s affiliates or associates, voting together as a single voting group.

          These super-majority voting requirements do not apply if the trust’s common shareholders receive a minimum price (as defined under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.  These provisions also do not apply to business combinations that are approved or exempted by the Board of Trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder.  An amendment to a Maryland REIT’s declaration of trust electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group, and two-thirds of the votes en titled to be cast by holders of outstanding voting shares of beneficial interest other than shares of beneficial interest held by interested shareholders.  Any such amendment shall not be effective until 18 months after the vote of shareholders and does not apply to any business combination of the trust with an interested shareholder that has such status on the date of the shareholder vote.  Brandywine’s Board of Trustees has previously exempted any business combinations involving Safeguard Scientifics, Inc., Pennsylvania State Employees’ Retirement System, LF Strategic Realty Investors L.P., Morgan Stanley Asset Management Inc., Five Arrows Realty Securities III L.L.C. and Gerard H.  Sweeney and their respective affiliates and associates from the business combination provisions summarized above and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between Brandywine and any of them.

          The business combination statute could have the effect of delaying, deferring or preventing offers to acquire Brandywine and of increasing the difficulty of consummating any such transaction.

Control Share Acquisitions

          Under Maryland law, as applicable to Maryland real estate investment trusts, “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by shareholders, excluding shares owned by the acquirer, by officers or by trustees who are employees of the trust in question.  “Control shares” are voting shares of beneficial interest which, if aggregated with all other shares previously acquired by such acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise the voting power in the election of trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

          Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.  A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

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          A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel Brandywine’s Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares.  If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

          If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved.  If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

          Brandywine’s Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares.  There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Amendment to the Declaration of Trust

          Brandywine’s Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon, except for the provisions of Brandywine’s Declaration of Trust relating to (1) increases or decreases in the aggregate number of shares of any class, which may generally be made by the Board of Trustees without shareholder approval subject to approval rights of holders of the Series C Preferred Shares and the Series D Preferred Shares with respect to issuances of preferred shares that would rank senior as to distributions or in liquidation and (2) the Maryland General Corporation Law provisions on business combinations, amendment of which requires the affirmative vote of the holders of not less than 80% of the shares then outstanding and entitled to vote.  In additi on, if Brandywine’s Board of Trustees determines, with the advice of counsel, that any one or more of the provisions of its Declaration of Trust conflict with the Maryland REIT Law, the Code or other applicable Federal or state law(s), the conflicting provisions of Brandywine’s Declaration of Trust shall be deemed never to have constituted a part of its Declaration of Trust, even without any amendment thereof.

Termination of Brandywine Realty Trust and REIT Status

          Subject to the rights of any outstanding preferred shares and to the provisions of the Maryland REIT Law, Brandywine’s Declaration of Trust permits its Board of Trustees to terminate Brandywine’s existence and to discontinue its election to be taxed as a REIT.

Transactions between Brandywine Realty Trust and its Trustee or Officers

          Brandywine’s Declaration of Trust provides that any contract or transaction between it and one or more of its trustees, officers, employees or agents must be approved by a majority of Brandywine’s trustees who have no interest in the contract or transaction.

Limitation of Liability and Indemnification

          The Maryland REIT Law permits a Maryland REIT to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action.  Brandywine’s

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Declaration of Trust contains a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

          The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of a Maryland corporation under the Maryland General Corporation Law. In the case of directors and officers of a Maryland corporation, the Maryland General Corporation Law permits a Maryland corporation to indemnify present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of such service, unless it is established that either: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty ; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

          Brandywine’s Bylaws require Brandywine to indemnify, without a preliminary determination of the ultimate entitlement to indemnification: (1) any present or former trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (2) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (a) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (b) he actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (3) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder.

          In addition, Brandywine’s Bylaws require Brandywine to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of his status as a trustee, officer or shareholder provided that, in the case of a trustee or officer, Brandywine shall have received (1) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Brandywine as authorized by the Bylaws and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Brandywine if it shall ultimately be determined that the applicable standard of conduct was not met.  The Bylaws also (1) permit Brandywine, with the approval of its trustees, to provide i ndemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served Brandywine’s predecessor in such capacity, and to any of Brandywine’s employees or agents of its predecessor, (2) provide that any indemnification or payment or reimbursement of the expenses permitted by its Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law for directors of Maryland corporations and (3) permit Brandywine to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the Maryland General Corporation Law for directors of Maryland corporations.

          The limited partnership agreement of the Operating Partnership also provides for indemnification by the Operating Partnership of Brandywine, as general partner, for any costs, expenses or liabilities incurred by it by reason of any act performed by it for or on behalf of the Operating Partnership; provided that such person’s actions were taken in good faith and in the belief that such conduct was in the best interests of the Operating Partnership and that such person was not guilty of fraud, willful misconduct or gross negligence.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our trustees and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In addition, state securities laws may limit indemnification.

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INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Our Declaration of Trust and Bylaws contain provisions to indemnify our trustees and officers against liability incurred by them as a result of their services as trustees and officers.  We have been informed that in the opinion of the Securities and Exchange Commission, our indemnification of our trustees, officers or controlling persons for liabilities arising under the Securities Act of 1933, as amended, is against public policy as expressed in the Securities Act, and therefore is unenforceable.

SELLING SHAREHOLDER

          We are registering 343,006 Common Shares for resale by the Selling Shareholder if and to the extent the Selling Shareholder elects to redeem all or a portion of its Class A units of the Operating Partnership issued to it and we elect to satisfy the redemption obligation by issuing Common Shares.  Following any issuance of Common Shares upon such redemption, the Selling Shareholder may resell the Common Shares covered by this Prospectus as provided under the section entitled “Plan of Distribution” and in any applicable Prospectus supplement.

          The following table provides the name of, and the number of Common Shares beneficially owned by, the Selling Shareholder as of March 15, 2005.

Name	Number of Common Shares Beneficially Owned Prior to Offering		Number of Common Shares Offered Hereby	Number of Common Shares Beneficially Owned After the Offering		Percentage of Common Shares Beneficially Owned After the Offering

TRC Associates Limited Partnership (1)	343,006	(2)	343,006	0	(3)	0	%(3)

(1)	The address of TRC Associates Limited Partnership is c/o TRC Realty, Inc.-GP, 4100 One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103-7041.

(2)	Assumes that all of the Class A Units of the Operating Partnership owned by the Selling Shareholder are redeemed for Common Shares.

(3)
Because the Selling Shareholder may sell all, some or none of its Common Shares, no estimate can be made of the aggregate number of Common Shares that are to be offered and sold hereunder or that will be owned by the Selling Shareholder upon completion of the offering to which this Prospectus relates.

PLAN OF DISTRIBUTION

          This Prospectus relates to the offer and sale from time to time of up to 343,006 Common Shares that may be issued to the Selling Shareholder upon redemption of Class A Units of the Operating Partnership.  We will not receive any proceeds from the sale of the Common Shares by the Selling Shareholder.

          The securities covered by this Prospectus may be sold or transferred from time to time by the Selling Shareholder:

•	directly to one or more purchasers;

•	to or through underwriters, brokers or dealers;

•	through agents on a best-efforts basis or otherwise;

•	by gift to a third party or donation to a charitable or other non-profit entity; or

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•	through a combination of the above methods of sale or transfer.

          If the securities covered by this Prospectus are sold through underwriters, brokers or dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agents’ commissions.  These securities may be sold:

•	in one or more transactions at a fixed price or prices, which may be changed;

•	at prevailing market prices at the time of sale or at prices related to such prevailing prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

          There is no assurance that the Selling Shareholder will sell any or all of the shares offered by them.  The securities covered by this Prospectus may be offered and sold at various times by the Selling Shareholder.  The Selling Shareholder will act independently of us in making decisions with respect to the securities covered by this Prospectus and may offer these securities in one or more of the following transactions:

          ·          on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on such exchange or in the over-the-counter market;

•	in brokerage transactions;

•	in block trades;

•	through put or call options;

•	in privately negotiated transactions;

•	in connection with short sales;

•	through underwriters, brokers or dealers (who may act as agent or principal);

•	by pledge to secure debts and other obligations;

•	in open market sales in reliance upon Rule 144, Rule 144A or any other available exemption under the Securities Act;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	in a combination of any of the above transactions.

          The Selling Shareholder and any underwriters, broker-dealers or agents that participate in the sale of the securities covered by this Prospectus may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, in which event any discount, concession or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of these securities by them, may be deemed to be underwriting commissions or discounts under the Securities Act.  Any discounts, commissions, concessions or profit the any broker-dealers or agents earn on any resale of the securities covered by this Prospectus may be underwriting discounts and commissions under the Securities Act.  Broker-dealers may act

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either as agent of the Selling Shareholder or as a principal for the broker-dealer’s own account.  These transactions may include transactions in which the same broker-dealer acts as an agent on both sides of the trade.

          If the Selling Shareholder is deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  The Selling Shareholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation including, but not limited to, Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.  To our knowledge, there are currently no plans, arrangements or understandings between the Selling Shareholder and any underwriter, broker, dealer or agent regarding the sale of the securities covered by this Prospectus.

          If required, the specific securities to be sold, the names of the Selling Shareholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

          Under an agreement with the Selling Shareholder, we have agreed to pay the costs and expenses incident to the registration of the resale of the securities covered by this Prospectus.  Underwriters, broker-dealers and agents may be entitled, under agreements entered into with the Company or the Selling Shareholder, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

EXPERTS

          The financial statements and financial statement schedules of Brandywine Realty Trust as of December 31, 2004 and 2003 and for each of the three years ended December 31, 2004 incorporated in this Prospectus by reference to Brandywine Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

          The validity of the securities offered has been passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania.

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PROSPECTUS

BRANDYWINE REALTY TRUST

343,006 Common Shares

April 22, 2005

          No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus.  If given or made, such information or representations must not be relied upon as having been authorized by us or the Selling Shareholder.  This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Shares, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation.  Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in our affairs since the date hereof.